Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-1 of Colorado Goldfields Inc. (an Exploration Stage Company) of our report dated December 21, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page F-14 of this Registration Statement on Form S-1 and to the reference to our Firm under the caption Experts in the prospectus.
/s/ GHP HORWATH, P.C.
Denver, Colorado
October 14, 2008